Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

Prairie Operating Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Title of Each Class of Securities to be Registered	Fee Calculation or Carry Forward Rule	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Common Stock	457(o)	—		—		—		—	—
Fees to Be Paid	Equity	Preferred Stock	457(o)	—		—		—		—	—
Fees to Be Paid	Equity	Warrants	457(o)	—		—		—		—	—
Fees to Be Paid	Other	Units	457(o)	—		—		—		—	—
Fees to Be Paid	Other	Rights	457(o)	—		—		—		—	—
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	$250,000,000	(1)	—	(2)	$250,000,000		$153.10 per $1,000,000	$38,275	(3)
Fees Previously Paid											$22,965
Fees to Be Paid	Equity	Common Stock	457(c)	7,166,935 shares		$8.42	(4)	$60,345,592	(5)	$153.10 per $1,000,000	$9,238.91

Fees Previously Paid											$9,238.91
Carry Forward Securities	—	—	—	—				—					—	—	—	—
		Total Offering Amounts		7,166,935		N/A		$310,345,592.70		$153.10 per $1,000,000	$47,513.91
		Total Fees Previously Paid									$32,203.91
		Total Fee Offsets									—
		Net Fee Due									$15,310

(1)	The amount to be registered consists of up to $250,000,000 of an indeterminate amount of common stock, preferred stock, warrants, units and/or rights. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder.
(2)	The proposed maximum aggregate offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.
(3)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.
(4)	Proposed maximum offering price per share is $8.42, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock on the Nasdaq stock market on October 15, 2024 (such date being within five business days of October 18, 2024, the date that this registration statement on Form S-3 was first filed with the Securities and Exchange Commission).
(5)	Proposed maximum aggregate offering price is $310,345,592.70, based on the proposed maximum offering price per share set forth in footnote 4 above.